Prospectus Supplement No. 1                 Filed Pursuant to Rule 424(b) (3)
(To Prospectus dated October 25, 2001)      Registration Statement No. 333-72216

                                 LTX Corporation

           $150,000,000 4 1/4% Convertible Subordinated Notes due 2006
                                       and
     5,165,790 Shares of Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated October 25, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "LTXX".

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED DECEMBER 21, 2001

     The information appearing in the following graph supplements or supersedes in part the information in the table under the capital "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.

                                          Principal          Common
                                          Amount of           Stock
                                            Notes           Beneficially                        Common Stock
                                        Beneficially          Owned                          Beneficially Owned
                                        Owned and             Before       Common Stock        After Offering
Name and Address                          Offered            Offering        Offered (1)     Amount       Percent
-------------------------------------------------------------------------------------------------------------------
Allstate Insurance Company             $    400,000            13,774         13,774            0           --
Allstate Life Insurance Company             100,000             3,443          3,443            0           --
Alpine Associates.                        8,600,000           296,143        296,143            0           --
Alpine Partners, L.P.                     1,400,000            48,209         48,209            0           --
Amaranth Securities L.L.C.               13,460,000           463,499        463,499            0           --
BBT Fund, L.P.                           12,000,000           413,223        413,223
CSFB Convertible & Quantative
  Strategies, Ltd.                          750,000            25,826         25,826            0           --
Calamos Market Neutral Fund - Calamos
  Investment Trust                        8,000,000           275,482        275,482            0           --
Chrysler Corporation Master Retirement
  Trust                                           0                 0              0            0           --
Consulting Group Capital Markets Funds      500,000            17,218         17,218            0           --
Delta Air Lines Master Trust (c/o Oaktree
Capital Management, LLC)                          0                 0              0            0           --
Delta Pilots D&S Trust                            0                 0              0            0           --
ECT Investments                           4,500,000           154,959        154,959            0           --
Fidelity Financial Trust - Fidelity
  Convertible Securities Fund             2,000,000            68,871         68,871            0           --
Goldman Sachs and Company                 1,675,000            57,679         57,679            0           --
Motion Picture Industry Health Plan -
  Active Member Fund                              0                 0              0            0           --
Motion Picture Industry Health Plan -
  Retiree Member Fund                             0                 0              0            0           --
OCM Convertible Trust                             0                 0              0            0           --
Paloma Securities L.L.C.                  3,460,000           119,146        119,146
Partner Reinsurance Company Ltd.                  0                 0              0            0           --
Robertson Stephens                        2,000,000            68,871         68,871            0           --
State Employees' Retirement Fund of the
  State of Delaware                               0                 0              0            0           --
State of Connecticut Combined Investment
  Funds                                           0                 0              0            0           --
Vanguard Convertible Securities
  Fund, Inc.                                      0                 0              0            0           --
Wilmington Trust (as Owner Trustee for
  the Forrestal Funding Master Trust)    15,500,000           533,747        533,747            0           --
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any holder (2)(3)        150,000,000         5,165,290      5.165,290            0           --

----------
 o   Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $29.04 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.



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